Exhibit 99.1

Money, Rates, and Megawatts. The Three Questions Deciding the AI Buildout.

Harmol Samra, Chief Executive Officer, Host Digital (NYSE American: HOST) letter to shareholders:

NEW YORK, NY, Oct. 19, 2026 (GLOBE NEWSWIRE) — Host Digital Inc. (NYSE American: HOST). It’s been a rough few weeks for anybody who owns a basket of AI stocks, whether that’s infrastructure developers, hyperscalers, neoclouds, or chipmakers, and Host Digital ($HOST) has taken more than its share of the beating. I’m a significant shareholder myself, so I feel it in my gut the same way you do.

Since we went public in September, I’ve spent most of my time with lenders and with debt and equity investors, and the conversation keeps coming back to three questions.

1.	What happens to your returns if interest rates stay high?
2.	How do you pay to build these things?
3.	How do all these megawatts turn into value for the people who own the stock?

They are fair questions, so let me take them one at a time.

We’re the Landlord, Not the Chip Buyer or Token Seller

We’re in a very different business from the companies that fill our data centers. The hyperscalers and neoclouds that rent data centers from us carry the obsolescence risk that comes with GPUs, since the chips they paid billions for may need replacing every few years. The frontier labs carry the risk that their model isn’t the one the world ends up using. But Host isn’t in either of those businesses.

Host develops build-to-suit data centers. Think of us as the landlord of a specialized building. We own the land, the building, the power rights, the electrical gear, and the cooling. The tenant brings its own computers, and if it swaps out every chip three years from now, our lease doesn’t change.

Host’s business plan includes delivering a turnkey data center that’s ready for our tenants to plug in their GPUs. That’s harder to pull off than a “powered shell,” which is a less finished data center that some of our peers build. The difference comes down to how much we deliver as the landlord and how much work the tenant still has to do before its compute comes online. At Host, we want to give our tenants the most complete solution possible, and they generally reward us with higher contracted revenue.

Delivering that kind of infrastructure adds another layer of complexity because it requires significant capital, both equity and debt. Host’s team comes from institutional finance, and we’ve spent our careers putting together the most efficient capital structures for long-term infrastructure buildouts. Our Chairman, Shawn Matthews, ran Cantor Fitzgerald & Co. for nearly a decade, so financing is his home turf too.

Why Higher Rates Don’t Break the Model

That experience comes in handy with the question I hear most from credit investors. So, what happens if rates stay higher for longer? We plan ahead to protect ourselves by locking in the spread between what a building earns and what we pay to borrow, and we lock it in for the life of the lease.

Our first site, Site I in northeast Oklahoma, shows how that works. As we’ve previously disclosed, its lease is take-or-pay for 15 years, so the customer pays for the capacity it reserved whether it uses all of it or not. Rent starts at about $67 million in year one and increases 3% each year, totaling about $1.25 billion in contracted revenue over the base term. If there’s one thing I want every shareholder to understand about Host, it’s this lease. Site I’s base rent for the next 15 years is already fully contracted, and it grows every year without us having to win it again. The tenant also pays the building’s operating expenses, including the electric bill.

For an AI company sitting on expensive chips or racing to get its next model out the door, even a six-month delay hurts far more than paying a little extra rent, even with rising rates. That’s why customers pay a premium for power that’s ready now, and why our cash flows won’t swing with every move in borrowing costs.

Speed to Power and Our RightScaled Strategy

In AI, the hardest thing to find right now is a place to plug in your compute. JLL, one of the world’s biggest commercial real estate firms and a close tracker of the data center market, figures the average wait for a new U.S. data center grid connection is now about 4 years, up from 12 to 18 months in 2022.

That’s why we built Host around what we call RightScaled sites, with roughly 20 to 100 megawatts of grid power available now or in the near term. We look for assets with electrical infrastructure and utility connections already in place. It’s a bit like buying a house and renovating it to fit your exact needs, instead of buying land and building everything from scratch. Under our strategy, we’re starting months, and sometimes years, ahead of a developer who’s still out hunting for brand-new power.

Site I came with an industrial building and a utility-owned substation already on site. It has 55 megawatts of power available to our customer, and we’re targeting delivery in the first quarter of 2027.

Paying for It the Smart Way

Because we’re a landlord with a signed lease, we can finance each building the way real estate has been financed for generations. We raise debt capital as a loan secured by the site and its lease, and a portion of the rent repays the loan over time.

And here’s something that’s very important to me, both as CEO and as a shareholder. Not all debt is created equal, and the difference shows up fast in what a company pays to borrow. Investment-grade debt goes to borrowers whom lenders are confident will repay, and it comes with lower rates and better terms. Non-investment-grade debt, what people used to call “junk debt,” costs a lot more. Lately, some companies in our corner of the market have seen their debt priced at mid-double-digit interest rates, and I think that’s a big reason investors have gotten so nervous about the whole group. That isn’t the reality at Host; we’re nowhere near it, and it starts with the corporations standing behind the rent.

Lenders care about who’s on the hook for the rent. Our tenant at Site I is one of the world’s largest and longest-running privately held cloud infrastructure companies, and we expect the lease to be supported by a backstop from a U.S.-based, investment-grade global technology company. If you ever had a parent cosign an apartment lease for you, you already get the idea. The landlord sleeps better, and so does the lender.

That credit support is what lets us secure investment-grade debt. We can borrow more against each building at lower rates from a much deeper pool of lenders, and that works in our shareholders’ favor. At Site I, it means we don’t need to raise additional equity to fund the build.

RightScaled helps here too, because our sites need a far more manageable loan than a gigawatt campus does, and the universe of lenders that can handle loans our size is a lot larger.

It also helps that this team knows how to use debt. I’ve spent more than a decade in real estate investing and digital infrastructure, with stops at Morgan Stanley, Starwood Capital, PGIM, and ICONIQ Capital, and Shawn’s banking career includes nearly ten years running Cantor Fitzgerald & Co. Between the two of us, we know how to work with investment-grade counterparties to get the best debt terms available for our shareholders.

Closing the Valuation Gap

When we closed our offering in September, the market valued Host at about $385 million. Today, the market is valuing Host under $100 million, and we’ve still got the same land, the same power, and the same signed lease with $1.25 billion in contracted revenue.

I think the market wants proof that we can fund and deliver this building without crushing shareholders through dilution, and honestly, that’s the right standard. A megawatt on paper doesn’t do much for anybody. A megawatt that’s energized, leased, financed, built, and collecting rent is what creates value per share.

How to Keep Score

I’d watch three things. First, we finalize project financing for Site I. Second, we finish the buildout on budget and deliver in the first quarter of 2027, which is when rent starts. Third, we keep working toward additional sites, including Site II, a second energized site in northeast Oklahoma with a signed 12-year take-or-pay lease worth roughly $391 million in base rent.

Building Through the Noise

I can’t control what the market does day to day. I can control how we spend your capital, building long-term, fully contracted infrastructure and delivering for our customers on time.

AI’s still early, and every AI model, robot, and self-driving car runs on computing power that has to live in a building with electricity flowing into it. We’ve got the land, we’ve got the power, and we’ve got $1.25 billion in contracted base rent at Site I. Now it’s on us to execute.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the proposed acquisition and development of one or more data center facilities, including the potential acquisition of Site II; the timing of delivery of the Company’s data center facilities to tenants; anticipated contracted revenue, lease terms and renewal options; the Company’s development strategy and ability to execute and scale its business model. Statements that are not historical facts are based on current estimates, assumptions and projections and are not guarantees of future performance. Words such as “anticipates,” “believes,” “expects,” “intends,” “may,” “plans,” “will,” “would,” “could” and similar expressions identify forward-looking statements, although not all forward-looking statements contain these words.

Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, including risks relating to the Company’s ability to obtain required financing, complete development and deliver capacity on schedule; and other factors described in the Company’s filings with the SEC, including under the header “Risk Factors” in Exhibit 99.2 to the Current Report on Form 8-K filed with the SEC on September 17, 2026. The Company undertakes no obligation to update these statements except as required by law.

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